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                                                                    EXHIBIT 10.1

                               SECOND AMENDMENT TO

                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
                            1998 STOCK INCENTIVE PLAN

         This Second Amendment (this "Amendment") to the 1998 Stock Incentive Plan (the "Plan") is hereby established by Bright Horizons Family Solutions, Inc., a Delaware corporation (the "Company"), and adopted by its Board of Directors as of the 16th day of April, 2001 (the "Effective Date").

                                    RECITALS

         A. The Board of Directors of the Company (the "Board") previously approved, and the shareholders of the Company previously approved and adopted, the Plan and a First Amendment to the Plan.

         B. The Board has deemed that it is in the best interests of the Company to further amend the Plan.

                                    AMENDMENT

         A. Paragraph (a) of Section 9 of the Company's 1998 Stock Incentive Plan is hereby deleted and replaced with the following:

        (a) Impact of Event.  In the event of:

                  (1) a "Change in Control" as defined in Section 9(b); or

                  (2) a "Potential Change in Control" as defined in Section
                      9(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination),

                  (i) Subject to the limitations set forth below in this Section
                      9(a), the following acceleration provisions shall apply to Stock Options, Restricted Stock, Outside Director Options, and Other Stock-Based Awards granted on or prior to April 16, 2001:

                           (a) Any Stock Option or Outside Director Option
                               awarded under the Plan not previously
                               exercisable and vested shall become fully exercisable and vested.

                           (b) The restrictions applicable to any Restricted
                               Stock and Other Stock-Based Awards, in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested.

                   (ii) The acceleration provisions set forth in Section 9(a)(i)
                        above shall not apply, unless otherwise determined by the Board or the Committee, to Stock Options, Restricted Stock, Outside Director Options, or Other Stock-Based Awards granted after April 16, 2001.




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                  (iii) Subject to the limitations set forth below in this
                        Section 9(a), the value of all outstanding Stock Options, Restricted Stock, Outside Director
                        Options and Other Stock-Based Awards, in each case to the extent vested, shall, unless otherwise determined by the Board or by the Committee in its sole discretion prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in Section 9(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.

                  (iv) The Board or the Committee may impose additional
                       conditions on the acceleration or valuation of any award in the award agreement.


Date approved by the Board: April 16, 2001